Exhibit 10.2

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

dated as of January 6, 2023

among

EACH OF THE GRANTORS PARTY HERETO

and

TOP IV TALENTS, LLC,

as Administrative Agent

i

Section 10.	STANDARD OF CARE; ADMINISTRATIVE AGENT MAY PERFORM	32

Section 11.	MISCELLANEOUS	32

11.1	Notices	32

11.2	No Waiver; Cumulative Remedies	32

11.3	Severability	32

11.4	Benefit of Agreement	32

11.5	Entire Agreement	32

11.6	Counterparts	32

11.7	Incorporation by Reference	33

11.8	DIP Orders Control	33

Schedules

SCHEDULE 4.1	— GENERAL INFORMATION
SCHEDULE 4.3	— INVESTMENT RELATED PROPERTY
SCHEDULE 4.4	— MATERIAL CONTRACTS
SCHEDULE 4.5	— INTELLECTUAL PROPERTY
SCHEDULE 4.6	— COMMERCIAL TORT CLAIMS
SCHEDULE 4.7	— REGULATORY APPROVALS AND CLINICAL TRIALS

Exhibits

EXHIBIT A	— PLEDGE SUPPLEMENT
EXHIBIT B	— TRADEMARK SECURITY AGREEMENT
EXHIBIT C	— COPYRIGHT SECURITY AGREEMENT
EXHIBIT D	— PATENT SECURITY AGREEMENT
EXHIBIT E	— TRANSFEROR LETTER

ii

This PLEDGE AND SECURITY AGREEMENT, dated as of January 6, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among CLOVIS ONCOLOGY, INC., a Delaware corporation (“Company” or “Borrower”), certain Subsidiaries of Borrower, whether as an original signatory hereto (together with Borrower, each, a “Grantor”, and collectively the “Grantors”), and TOP IV Talents, LLC, as administrative agent for the Lenders and collateral agent for the Secured Parties (as herein defined) (in such capacities, the “Administrative Agent”).

RECITALS:

WHEREAS, on December 11, 2022 (the “Petition Date”), Company, Clovis UK and Clovis Ireland (each, in its capacity as a debtor in possession, a “Debtor” and, collectively, the “Debtors”), commenced chapter 11 proceedings, jointly administered at case number 22-11292-JKS (collectively, the “Case”), by filing with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) voluntary petitions for relief under chapter 11 of the Bankruptcy Code and the Debtors have continued to operate their businesses as debtors in possession pursuant to sections 1107 and 1108 thereof;

WHEREAS, Borrower has requested, and the Lenders have agreed to provide, Borrower with a secured superpriority debtor-in-possession term loan credit facility in an aggregate principal amount not to exceed $75,000,000 (including Tranche B Term Loans) subject to the terms and conditions set forth (x) initially in the Interim DIP Order and the Commitment Letter and (y) on and after the Effective Date in that certain Secured Superpriority Debtor-In-Possession Financing Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders from time to time party thereto and the Administrative Agent, and the other Loan Documents;

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders as set forth in the Financing Agreement, each Grantor has agreed to secure such Grantor’s obligations under the Loan Documents as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Administrative Agent agree as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person (or any successor or assign of such Person) which is obligated with respect to a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

“Agreement” shall have the meaning set forth in the preamble.

“ Assigned Agreement” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Product Agreement and other Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Cash Proceeds” shall have the meaning assigned in Section 7.7.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and any other similar items that at any time evidence or contain information relating to any of the Collateral, or are otherwise necessary or helpful in the collection of the Collateral or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.6 (as such schedule may be amended or supplemented from time to time) in accordance with Section 4.6.

“Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.3(A) under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

“Company” shall have the meaning set forth in the preamble.

“Copyright Licenses” (i) shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) and (ii) shall include, without limitation, all Grantor Intellectual Property Licenses involving Copyrights.

“Copyrights” shall mean all United States, and foreign copyrights (including community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.5(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.3(A) under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Documents” shall mean all “documents” as defined in Article 9 of the UCC.

“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, rolling stock, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Financing Agreement” shall have the meaning set forth in the recitals.

“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC (including “payment intangibles” also as defined in Article 9 of the UCC) and other contractual rights and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all Assigned Agreements, all Intellectual Property, licenses, permits, concessions, Regulatory Documentation, Regulatory Approvals and authorizations (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantor Intellectual Property Licenses” shall mean any written agreement or understanding containing any Contractual Obligation (i) under which the Company or any of its Subsidiaries uses, holds for use, licenses or sublicenses any Intellectual Property that any other Person owns, licenses, or sublicenses, or under which the Company or any of its Subsidiaries owes any royalties or other payment obligations to any Person for the use of any Intellectual Property, (ii) under which the Company or its Subsidiaries have granted any Person any right, license, sublicense or other interest in any Intellectual Property, or (iii) that otherwise directly relates to the Company or its Subsidiaries’ use of or rights in the Intellectual Property (including co-existence agreements and covenants not to sue), including but not limited to those agreements and understandings listed on Schedule 4.5(B) hereof (as such schedule may be amended or supplemented from time to time).

“Grantors” shall have the meaning set forth in the preamble.

“House Marks” shall have the meaning assigned in Section 7.6(c).

“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof).

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, the Trade Secret Licenses and all other Intellectual Property Rights (as defined in the Financing Agreement).

“Intellectual Property Security Agreements” means the short-form Trademark Security Agreement, short-form Copyright Security Agreement, and short-form Patent Security Agreement, each substantially in the form attached hereto as Exhibits B, C and D, respectively.

“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC, (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, storage, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business, (iii) all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind, (iv) all goods which are returned to or repossessed by any Grantor, (v) all computer programs embedded in any such goods, and (vi) all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Accounts” shall mean (a) the Administrative Agent’s Account and (b) all Securities Accounts, Commodities Accounts and Deposit Accounts in which, in each case, assets constituting Collateral are maintained or deposited.

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, including all debt owed from, and all investments in any Subsidiaries (whether or not Grantors) or other entities, Pledged Debt, the Investment Accounts and certificates of deposit.

“Material Contracts” shall mean all Material Contracts (as defined in the Financing Agreement) to which any Grantor is a party as of the date hereof, or to which any Grantor becomes a party after the date hereof, including, for the avoidance of doubt, all Grantor Intellectual Property Licenses.

“Money” shall mean “money” as defined in the UCC.

“Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC or the Bankruptcy Code).

“Patent Licenses” (i) shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.5(B) (as such schedule may be amended or supplemented from time to time and (ii) shall include, without limitation, all Grantor Intellectual Property Licenses involving Patents.

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.5(A) hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all Indebtedness owed to such Grantor including, without limitation, all Indebtedness described on Schedule 4.3(A) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

“Pledged LLC Interests” shall mean all interests held (directly or indirectly) by any Grantor in any limited liability company (whether or not a Grantor) including, without limitation, all limited liability company interests listed on Schedule 4.3(A) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests held (directly or indirectly) by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership (whether or not a Grantor) including, without limitation, all partnership interests listed on Schedule 4.3(A) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock owned by any Grantor, or in which any Grantor has an interest (directly or indirectly) with respect to any entity (whether or not a Grantor) including, without limitation, all shares of capital stock described on Schedule 4.3(A) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” shall mean all direct or indirect interests of a Grantor in a Delaware business trust or other trust (whether or not a Grantor) including, without limitation, all trust interests listed on Schedule 4.3(A) under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC of any Collateral, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected, licensed, enforced or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” shall mean all Accounts and any other rights of any Grantor to any payment, whether or not earned by performance, with respect to Goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered including, without limitation, all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean originals or, if originals no longer exist, copies of (i) all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Regulatory Documentation” shall mean any and all regulatory filings, reports, applications, notifications and documentation in the United States or in any other country, including all submissions to Governmental Authorities, all investigational new drug applications (“INDs”) and amendments thereto, all research ethics committee submissions and authorizations, all Regulatory Approvals, including all Product NDAs and all supplemental applications or amendments thereto, all related drug master files, as well as all correspondence with any Governmental Authorities with respect thereto.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean, collectively, each of the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.7 and each other Person to whom reimbursement and/or indemnification Obligations are owed, and shall include, without limitation, any former Administrative Agent or Lender to the extent that any Obligations owing to such Person were incurred while such Person was an Administrative Agent or Lender and such Obligations have not been paid or satisfied in full.

“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.3(A) under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

“Trademark Licenses” (i) shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.5(B) (as such schedule may be amended or supplemented from time to time) and (ii) shall include, without limitation, all Grantor Intellectual Property Licenses involving Trademarks.

“Trademarks” shall mean all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, including, but not limited to: (i) the registrations and applications referred to in Schedule 4.5(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.5(D) (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Financing Agreement or, if not defined therein, in the UCC (and if defined in more than one article of the UCC, the terms shall have the meaning specified in Article 9 thereof). References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Except as otherwise specified, when used herein, “or” shall have the non-exclusive meaning of “and/or.” The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Financing Agreement, the Financing Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security. Each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, and to secure the prompt and complete payment and performance of all Obligations, a security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under all personal property and assets of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a) Accounts;

(b) Chattel Paper (including electronic chattel paper);

(c) Documents;

(d) General Intangibles (including, for the avoidance of doubt, Material Product Agreements and other Material Contracts and Regulatory Documentation);

(e) Goods;

(f) Instruments;

(g) Insurance;

(h) Intellectual Property;

(i) Investment Accounts;

(j) Investment Related Property;

(k) Money;

(l) Receivables and Receivable Records;

(m) Regulatory Approvals;

(n) Commercial Tort Claims;

(o) Avoidance Actions;

(p) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations, in each case, relating to any of the foregoing;

(q) to the extent not covered by the preceding clauses of this Section 2.1, all other tangible and intangible personal property of such Grantor (whether or not subject to the UCC) including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 2.1 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards, software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(r) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to any Excluded Property. Notwithstanding anything herein to the contrary, immediately upon the ineffectiveness, satisfaction, lapse, termination or waiver of any restriction or condition set forth in the definition of “Excluded Property” in the Financing Agreement that prevented the grant of a security interest in any right, interest or other asset that would have, but for such restriction or condition, constituted Collateral, the Collateral shall include, and the relevant Grantor shall be deemed to have automatically granted a security interest in, such previously restricted or conditioned right, interest or other asset, as the case may be, as if such restriction or condition had never been in effect.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the “Secured Obligations”).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests and (c) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1 Generally.

(a) Representations and Warranties. Each Grantor hereby represents and warrants that:

(i) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or claims of all other Persons (other than Permitted Liens). It has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. This Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral granted by each Grantor.

(ii) it has indicated on Schedule 4.1(A) (as such schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number, if any, and (z) the jurisdiction where the chief executive office or its sole place of business is, and for the five-year period preceding the date hereof has been located;

(iii) the full legal name of such Grantor is as set forth on Schedule 4.1(A) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);

(iv) except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v) it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated;

(vi) [reserved];

(vii) all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained;

(viii) other than the financing statements filed (i) in favor of the Administrative Agent or (ii) in connection with Permitted Liens, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office, including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office and similar offices in foreign countries;

(ix) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Administrative Agent hereunder or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except to the extent not limited by the DIP Orders or applicable Debtor Relief Law, (A) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of

Capital Stock and (B) with respect to clause (ii) above, those that have been obtained or those which, if not obtained, would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect;

(x) such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction; and

(xi) No registration, recordation or filing with any governmental body, agency or official, other than the entry of the DIP Orders, is required in connection with the execution or delivery of the Collateral Documents or is necessary for the validity or enforceability thereof or for perfection or due recordation of the Lien or for the enforcement of the Liens, in each case, securing the Obligations.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) such Grantor shall defend the Collateral against all Persons (other than the Administrative Agent and the Secured Parties) at any time claiming any Lien thereon (other than a Permitted Lien); and

(ii) it shall not produce, use or permit any Collateral to be used unlawfully or in violation of (i) any provision of this Agreement or (ii) any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral, with respect to clause (ii), to the extent that such actions would result in a loss or other impairment of insurance with respect to any material portion of the Collateral.

4.2 Receivables.

(a) Representations and Warranties. Each Grantor represents and warrants that:

(i) each Receivable (a) to the knowledge of such Grantor, is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, (b) to the knowledge of such Grantor, is enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, (c) is not subject to any setoffs, defenses, taxes, counterclaims and (d) is in compliance in all material respects with all applicable laws, whether federal, state, local or foreign;

(ii) none of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign; and no Receivable requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder, except any consent which has been obtained or the requirement to obtain such consent is rendered ineffective pursuant to Section 2.2(B); and

(iii) no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Administrative Agent to the extent required by, and in accordance with Section 4.2(c).

(b) Covenants and Agreements: Each Grantor hereby covenants and agrees that:

(i) it shall keep and maintain at its own cost and expense accurate and complete records of the Receivables in all material respects, including, but not limited to, the originals of all documentation with respect to all Receivables, to the extent reasonably required for enforcement by the Administrative Agent, and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;

(ii) at the Administrative Agent’s request, it shall mark conspicuously, in form and manner reasonably satisfactory to the Administrative Agent, all Chattel Paper, Instruments and other evidence of Receivables (other than any delivered to the Administrative Agent as provided herein), as well as the Receivables Records with an appropriate reference to the fact that the Administrative Agent has a security interest therein;

(iii) it shall perform in all material respects all of its obligations with respect to the Receivables, any Supporting Obligations and any Collateral Support;

(iv) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a Material Adverse Effect on the value of such Receivable as Collateral. Other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and

(v) except as otherwise provided in this subsection, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor may deem necessary or advisable. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to notify, or require any Grantor to notify, any Account Debtor of the Administrative Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Administrative Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Administrative Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the immediately preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in the Administrative Agent’s Account maintained under the sole dominion and control (within the meaning of the common law) or “control” (within the meaning of Section 9-104 of the UCC) of the Administrative Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Administrative Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

(c) Delivery and Control of Receivables. With respect to any Receivables in excess of $25,000 singly or $50,000 in the aggregate that is evidenced by, or constitute, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to the Administrative Agent (or its agent or designee) appropriately indorsed to the Administrative Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein, provided that no Receivable evidenced by, or constituting, Chattel Paper or Instruments in the possession of the Prepetition Agent on the Effective Date (for so long as the Prepetition Agent has possession), in either case, shall be required to be delivered to the Administrative Agent pursuant to this clause. With respect to any Receivables in excess of $25,000 singly or $50,000 in the aggregate which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall take all steps necessary to give the Administrative Agent control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within fifteen (15) days of such Grantor acquiring rights therein.

4.3 Investment Related Property.

4.3.1 Investment Related Property Generally

(a) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to the Administrative Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property; notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent shall attach to all Investment Related Property promptly upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.3 as required hereby;

(ii) except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall promptly take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Administrative Agent over such Investment Related Property (including, without limitation, delivery thereof to the Administrative Agent to the extent required by Section 4.3.1(a)(i)) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Administrative Agent and shall segregate such dividends, distributions, Capital Stock or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with past practice of the issuer and all scheduled payments of interest; and

(iii) each Grantor consents to the grant by each other Grantor of a Security Interest in all Investment Related Property to the Administrative Agent.

(b) Delivery and Control.

(i) Each Grantor agrees that with respect to any Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.3.1(b) on or before the Effective Date and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.3.1(b) promptly upon acquiring rights therein, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(ii) With respect to any Investment Related Property referred to in Section 4.3.1(b)(i) that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to the Administrative Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC, provided that no Investment Related Property that is in possession of the Prepetition Agent on the Effective Date shall be required to be delivered pursuant to this sentence for so long as the Prepetition Agent shall have possession. With respect to any Investment Related Property referred to in Section 4.3.1(b)(i) that is an ‘uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), it shall cause the issuer of such uncertificated security to either (i) register the Administrative Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such issuer agrees to comply with the Administrative Agent’s instructions with respect to such uncertificated security without further consent by such Grantor; provided that no such agreement shall be required by any issuer that is a Grantor and each such issuer that is a Grantor hereby agrees to comply with the Administrative Agent’s instructions with respect to such uncertificated security without further consent by the applicable Grantor.

In addition to the foregoing, if any issuer of any Investment Related Property referred to in Section 4.3.1(b)(i) is located in a jurisdiction outside of the United States, Ireland or the United Kingdom, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case, as reasonably requested by the Administrative Agent in writing that is necessary or advisable under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Administrative Agent. If an Event of Default has occurred and is continuing, the Administrative Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, the Administrative Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

(c)	Voting and Distributions.

(i)	So long as no Event of Default shall have occurred and be continuing:

(1)

except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or in the Financing Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof so long as no Default or Event of Default under any Loan Documents would result therefrom; provided, such Grantor shall give the Administrative Agent at least five (5) Business Days prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right; and provided, further, no Grantor shall exercise or refrain from exercising any such right if the Administrative Agent shall have notified such Grantor that, in the Administrative Agent’s sole discretion, such action would have a Material Adverse Effect on the value of the Investment Related Property or any part thereof; and

(2)

the Administrative Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above;

(3)	Upon the occurrence and during the continuation of an Event of Default:

(A)

all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B)

in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth in Section 6.1.

4.3.2 Pledged Equity Interests

(a) Representations and Warranties. Each Grantor hereby represents and warrants that:

(i) Schedule 4.3(A) (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock,” “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor; such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule and such certificated Pledged Equity Interests have been delivered to the Administrative Agent;

(ii) except as set forth on Schedule 4.3(B), it has not acquired any equity interests of another entity or substantially all the assets of another entity within the past five (5) years;

(iii) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(iv) without limiting the generality of Section 4.1(a)(v), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is required in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any Pledged Equity Interests or the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof that has not been obtained;

(v) none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that: (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets; and

(vi) except as otherwise set forth on Schedule 4.3(C), none of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests in issuers that have opted to treat such interests as securities under the UCC.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) without the prior written consent of the Administrative Agent, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the Administrative Agent’s security interest, (b) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt, or (c) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (b)(i), such Grantor shall promptly notify the Administrative Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Administrative Agent’s “control” thereof;

(ii) it shall comply in all material respects with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property;

(iii) without the prior written consent of the Administrative Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, and (ii) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor;

(iv) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Administrative Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Administrative Agent or its nominee if an Event of Default has occurred and is continuing and to the substitution of Administrative Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto; and

(v) it shall promptly deliver to the Administrative Agent certificated Pledged Equity Interests acquired, received or obtained after the Effective Date.

4.3.3 Pledged Debt

(a) Representations and Warranties. Each Grantor hereby represents and warrants that:

(i) Schedule 4.3(A) (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and is not in default and constitutes all of the issued and outstanding inter-company Indebtedness;

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) it shall notify the Administrative Agent of any default under any Pledged Debt that has caused, either in any individual case or in the aggregate, a Material Adverse Effect; and

(ii) it shall promptly deliver to the Administrative Agent instruments evidencing Pledged Debt acquired, received or obtained after the Effective Date.

4.3.4 Investment Accounts

(a) Representations and Warranties. Each Grantor hereby represents and warrants that:

(i) Schedule 4.3(A) hereto (as such schedule may be amended or supplemented from time to time ) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and no other Person (other than the Administrative Agent pursuant hereto) has “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or (other than the interest of the relevant securities intermediary) any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto;

(ii) Schedule 4.3(A) hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest. Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and no other Person (other than the Administrative Agent pursuant hereto) has dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or (other than the interest of the relevant depositary bank) any other interest in, any such Deposit Account or any money or other property deposited therein; and

(iii) Each Grantor has taken all actions necessary, including those specified in Section 4.3.4(c), to: (a) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Related Property referred to in Section 4.3.1(b)(i) constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC); (b) establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts and (c) deliver all Instruments with a value in excess of $25,000 singly or $50,000 in the aggregate to the Administrative Agent, provided that no Instrument that is in possession of the Prepetition Agent on the Effective Date shall be required to be delivered pursuant to this sentence for so long as the Prepetition Agent shall have possession.

(b) Covenant and Agreement. Each Grantor hereby covenants and agrees with the Administrative Agent and each other Secured Party that it shall not close or terminate any Investment Account without the prior written consent of the Administrative Agent and unless a successor or replacement account has been established with respect to which successor or replacement account a control agreement has been entered into by the appropriate Grantor, the Administrative Agent and the securities issuer, intermediary or depository institution at which such successor or replacement account is to be maintained in accordance with the provisions of Section 4.3.4(c).

(c) Delivery and Control.

(i) With respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which it shall agree to comply with the Administrative Agent’s “entitlement orders” without further consent by such Grantor. With respect to any Investment Related Property that is a “Deposit Account,” it shall cause the depositary institution maintaining such account to enter into an agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Administrative Agent shall have both sole dominion and control over such Deposit Account (within the meaning of the common law) and “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account; provided that, in the case of any Deposit Account constituting Prepetition Collateral, or in which Prepetition Collateral is on deposit, the Prepetition Agent may also have control (in addition to the Administrative Agent). The Grantors shall deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all collections (of a nature susceptible to a deposit in a bank account) constituting Collateral or the proceeds of Collateral and all other amounts constituting Collateral or the proceeds of Collateral received by any Grantor into such Deposit Accounts. So long as no Event of Default has occurred and is continuing, the Grantors shall have full access to the cash on deposit in such Deposit Accounts, and the Administrative Agent agrees not to deliver a control notice or take any other action to control such Deposit Accounts unless and until an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, with respect to any Deposit Account constituting a Investment Account, the Administrative Agent may give instructions and directions to the relevant bank or depositary institution to wire all amounts on deposit in such Deposit Account each Business Day to the Administrative Agent’s Account. All amounts received or deposited into the Administrative Agent’s Account after the occurrence of an Event of Default shall be applied to the payment of the outstanding Obligations in accordance with the Financing Agreement. Each Grantor shall have entered into such control agreement or agreements with respect to: (i) any Securities Accounts, Securities Entitlements or Deposit Accounts that exist on the Effective Date, subject to Section 5.21 of the Financing Agreement, as or prior to the Effective Date, and (ii) any Securities Accounts, Securities Entitlements or Deposit Accounts that are created or acquired after the Effective Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds constituting Collateral, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts.

4.4 Material Contracts.

4.4.1 Representations and Warranties. Each Grantor hereby represents and warrants that:

Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth all of the Material Contracts to which such Grantor has rights, excluding Material Contracts that are (A) not material and (B) entered into in the ordinary course of business (which, for the avoidance of doubt, includes investigator-initiated study agreements and material transfer agreements related to research, in both cases entered into in the ordinary course of business), and true and complete copies of all such Material Contracts (including any amendments or supplements thereof) have been furnished to the Administrative Agent.

Each Grantor hereby covenants and agrees that:

(a) in addition to any rights under the Section of this Agreement relating to Receivables, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may at any time notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Administrative Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the counterparty to make all payments or transfer other rights that inure to the benefit of the applicable Grantor under the Material Contracts directly to the Administrative Agent; and

(b) each Grantor shall, within thirty (30) days of the date hereof with respect to any Non-Assignable Contract in effect on the date hereof and within thirty (30) days after entering into any Non-Assignable Contract after the Effective Date, request in writing the consent of the counterparty or counterparties to the Non-Assignable Contract pursuant to the terms of such Non-Assignable Contract or applicable law to the assignment or granting of a security interest in such Non-Assignable Contract to Secured Party and use its commercially reasonable efforts to obtain such consent as soon as practicable thereafter.

4.5 Intellectual Property.

(a) Representations and Warranties. Except as disclosed in Schedule 4.5(C) (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants that:

(i) Schedule 4.5(A) (as such schedule may be amended or supplemented from time to time) sets forth a true, correct and complete listing, including the applicable owner(s) of record and registration or application number, of all U.S. (federal or state) and foreign (i) Patents, (ii) applications and registrations for Trademarks, and (iii) registered or applied-for Copyrights that are, in each case, owned by such Grantor. Except as identified in Schedule 4.5(A) (as such schedule may be amended or supplemented from time to time), (a) the Grantor listed on Schedule 4.5(A) is the exclusive owner of, and, except for non-exclusive licenses granted in the ordinary course of business, has exclusive rights to use, the entire right, title, and interest in and to each of the Intellectual Property listed; (b) to each Grantor’s knowledge, such registrations are valid, subsisting, and enforceable, in whole or in part; (c) none of the registrations or applications have lapsed or been abandoned, cancelled or expired; and (d) Grantor has performed all commercially reasonable acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration or application of Copyrights, Patents and Trademarks in full force and effect, including by timely filing fees and responses.

(ii) Schedule 4.5(B) (as such schedule may be amended or supplemented from time to time) sets forth a true, correct and complete listing of all Grantor Intellectual Property Licenses to which each Grantor or its Subsidiaries is a party, under separate headings for each agreement or understanding under clauses (i)-(iii) of the definition of Grantor Intellectual Property Licenses;

(iii) Except for the Grantors and non-exclusive licenses granted in the ordinary course of business, no other Subsidiary or Affiliate has any rights, title or interest in any Intellectual Property;

(iv) Each Grantor has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets owned by such Grantor that are reasonably necessary in the business of such Grantor; and

(v) There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property, other than in favor of the Administrative Agent or the Prepetition Agent (in the case of Prepetition Collateral).

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i) it shall not do any act or omit to do any act whereby any of the Intellectual Property which is material to the business of Grantor (or, with respect to the following clause (a), without the prior written consent of the Required Lenders, any other Product Intellectual Property Rights) (a) may lapse, or become abandoned, dedicated to the public, or unenforceable, or (b) which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(ii) Except, with the prior written consent of the Required Lenders (which shall not be unreasonably withheld), to the extent deemed prudent in its reasonable business judgment as determined by such Grantor in good faith and in the ordinary course of business as generally conducted by it, it shall not, with respect to any Trademarks owned or in-licensed by the Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(iii) Except for the abandonment of applications that occurs in the ordinary course of prosecution, it shall, on a quarterly basis, after any Grantor obtains knowledge thereof and in any case prior to any abandonment or dedication to the public or placement in the public domain occurring, notify the Administrative Agent if it knows or has reason to know that any item of the Intellectual Property that is material to the business of any Grantor may become (a) abandoned or dedicated to the public or placed in the public domain or (b) invalid or unenforceable excluding, in each case, non-final office actions and any statutory expiration of any such Intellectual Property;

(iv) Except for the abandonment of applications that occurs in the ordinary course of prosecution, it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent and Copyright owned by any Grantor and material to its business which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedule 4.5(A) and (B);

(v) in the event that any Intellectual Property owned by any Grantor is infringed, misappropriated, or diluted by a third party, to the extent deemed prudent in its reasonable business judgment as determined by such Grantor in good faith or in the ordinary course of business as generally conducted by it, such Grantor shall promptly take commercially reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property, including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(vi) it shall on a quarterly basis report to the Administrative Agent (i) the filing of any application to register any U.S. Patents or U.S Trademarks with the United States Patent and Trademark Office, or U.S. Copyrights with the United States Copyright Office, or any successor agency or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof by or on behalf of the Grantor) and (ii) the registration of any U.S. Patents, U.S. Trademarks or U.S. Copyrights by any such office by or on behalf of the Grantor, in each case by executing and delivering to the Administrative Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all supplements to Schedules thereto and shall execute and deliver to the Administrative Agent with respect to any such Intellectual Property a Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement, as applicable, in each case in the forms attached hereto as Exhibits B, C and D;

(vii) it shall, promptly upon the reasonable request of the Administrative Agent, execute and deliver to the Administrative Agent the Intellectual Property Security Agreements (the “Trademark Security Agreement”, the “Copyright Security Agreement”, and “Patent Security Agreement”), as applicable, set forth hereto as Exhibits B, C and D with respect to any U.S. Trademarks, U.S. Patents or U.S. Copyrights acquired by Grantor following the Effective Date, whether now owned or hereafter acquired;

(viii) except with the prior written consent of the Administrative Agent or as permitted under the Financing Agreement, each Grantor shall not execute, shall not file and shall not consent to the filing of any financing statement or other document or instruments in any public office, except financing statements or other documents or instruments filed or to be filed in favor of the Administrative Agent;

(ix) it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could reasonably be expected to materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

(x) to the extent deemed prudent in its reasonable business judgment as determine by such Grantor in good faith or in the ordinary course of business as generally conducted by it, it shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, non-public Intellectual Property, including, as applicable (A) protecting the secrecy and confidentiality of its confidential information and Trade Secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors with access to such information to execute appropriate confidentiality agreements and (B) taking actions reasonably necessary to ensure that no Trade Secret owned or in-licensed by the Grantor falls into the public domain;

(xi) it shall not enter, and shall prohibit any of its Subsidiaries from entering, into any agreement to receive any license or rights in any Intellectual Property of any other Person which relate to any Product or the Lucinatib Product, any clinical trial for any Product administered by or on behalf of the Company (including the ATHENA Trial) or research, development, use, manufacture, licensure, packaging, processing, delivery or

Commercialization of any Product or the Lucinatib Product or any services provided in connection with any Product or the Lucinatib Product, unless such Grantor has used commercially reasonable efforts to permit the assignment of or grant of a security interest in such agreement (and all rights of Grantor thereunder) to the Administrative Agent (and any transferees of the Administrative Agent); and

(xii) notwithstanding the foregoing, the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

4.6 Commercial Tort Claims

(a) Representations and Warranties. Each Grantor hereby represents and warrants that Schedule 4.6 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims in excess of $25,000 singly or $50,000 in the aggregate of each Grantor; and

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim in excess of $25,000 singly or $50,000 in the aggregate hereafter arising it shall promptly deliver to the Administrative Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all supplements to Schedules thereto, identifying such new Commercial Tort Claims.

4.7 Regulatory Documentation.

(a) Representations and Warranties. Each Grantor hereby represents and warrants that:

(i) Schedule 4.7 sets forth a complete and correct list of all Regulatory Approvals and all clinical trials of the Product for which Company or its Subsidiaries have submitted or received any Regulatory Documentation, and, in each case, the applicable jurisdictions of such Regulatory Approvals and Regulatory Documentation;

(ii) it is the sole owner of all Regulatory Documentation, including each Product NDA, and it has all necessary power, authority and rights to deliver the Regulatory Documentation as required hereunder; and

(iii) except for the Grantors, no Subsidiary or Affiliate of Company (and no other Third Party) has any right, title, or interest (including but not limited to any right of reference) in any Regulatory Documentation.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i) except with the prior written consent of the Administrative Agent or as permitted under the Financing Agreement, such Grantor shall not execute, and there will not be on file in any public office, any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of the Administrative Agent or the Prepetition Agent (with respect to the Prepetition Collateral); and

(ii) it shall, promptly upon the request of the Administrative Agent, execute and deliver to the Administrative Agent any document required or advisable to acknowledge, confirm, register, record, or perfect the Administrative Agent’s interest in any part of the Regulatory Documentation, whether now owned or hereafter acquired; provided, however, that the Grantor that is the holder of the applicable Product NDA shall execute and deliver to the Administrative Agent following any Event of Default (a) a complete executed Transferor Letter in the form attached hereto as Exhibit E for NDA 0209115 and (b) any further versions of such Transferor Letter together with any foreign equivalents of such Transferor Letter as requested by the Administrative Agent, and shall file any and all such Transferor Letters and related documentation with the appropriate Governmental Authorities upon the request of the Administrative Agent following an Event of Default.

SECTION 5. FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1 [Reserved].

5.2 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further agreements, instruments, certificates, powers of attorney, endorsements and any other documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions necessary or as Administrative Agent may reasonably request to ensure the recordation of appropriate evidence of the Liens and security interest granted hereunder in the Intellectual Property, including by the filing of the Intellectual Property Security Agreements set forth in Exhibits B, C and D hereto (including, for the avoidance of doubt, filing any additional Intellectual Property Security Agreements or amendments or addenda thereto as a result of Trademarks, Patents or Copyrights, as applicable, that are included in the Collateral not being listed on Schedule A of each Intellectual Property Security Agreement) or foreign counterparts thereof, with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending and any other office in which such recordation is required in order to perfect a first priority security interest therein, including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts of any of the foregoing;

(iii) subject to the limitations on and requirements of inspections set forth in Section 5.3 of the Financing Agreement, at any reasonable time, upon request by the Administrative Agent, assemble the Collateral and allow inspection of the Collateral by the Administrative Agent, or persons designated by the Administrative Agent; and

(iv) at the Administrative Agent’s written request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Administrative Agent’s security interest in all or any part of the Collateral.

(b) Each Grantor hereby authorizes the Administrative Agent to file, at the Grantor’s sole expense, a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect and continue, without interruption or lapse, the perfection and priority of the security interest granted to the Administrative Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the continued perfection and priority of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

SECTION 6. ADMINISTRATIVE AGENT APPOINTED ATTORNEY-IN-FACT.

6.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Administrative Agent or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Administrative Agent pursuant to the Financing Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary, advisable or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property (including the Grantor Intellectual Property Licenses) in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Administrative Agent in its sole discretion, any such payments made by the Administrative Agent to become obligations of such Grantor to the Administrative Agent, due and payable immediately without demand; and

(h) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Grantor’s sole expense, at any time or from time to time, all acts and things that the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2 No Duty on the Part of Administrative Agent or Secured Parties. The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7. REMEDIES.

7.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Administrative Agent upon a default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Administrative Agent deems appropriate;

(iv) give notice of sole control or any other instruction under any control or similar agreement and take any action provided therein with respect to the applicable Collateral;

(v) exercise those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(vi) transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity Interests, to exchange certificates or instruments representing or evidencing Pledged Equity Interests for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Equity Interests as though the Administrative Agent was the outright owner thereof; and

(vii) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable.

(viii) transfer, assign or register in its name or in the name of its nominee or assignee the whole or any part of the Intellectual Property, Grantor Intellectual Property Licenses, Regulatory Documentation or Regulatory Approvals, to exercise the power, authority and all other rights as an applicant, holder or party thereto with respect thereto and to otherwise act with respect to the Intellectual Property, Grantor Intellectual Property Licenses, Regulatory Documentation or Regulatory Approvals as though the Administrative Agent was the outright applicant, holder or party thereto.

(b) The Administrative Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC or applicable Debtor Relief Law and the Administrative Agent, as Administrative Agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC or applicable Debtor Relief Law, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Administrative Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent, that the Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Administrative Agent hereunder.

(c) The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Administrative Agent shall have no obligation to marshal any of the Collateral.

7.2 Application of Proceeds. If any Event of Default shall have occurred and be continuing, at the Administrative Agent’s election, the Administrative Agent may, at any such time, apply all or any part of the Proceeds of Collateral in payment of the Obligations in the manner set forth in Section 2.12(f) of the Financing Agreement.

7.3 Sales on Credit. If the Administrative Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4 Deposit Accounts. If any Event of Default shall have occurred and be continuing, the Administrative Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Administrative Agent.

7.5 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Administrative Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Administrative Agent all such information as the Administrative Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Administrative Agent in exempt transactions under the Securities Act and the rules and regulations of the Capital Stock and Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.6 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(i) the Administrative Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Administrative Agent or otherwise, in the Administrative Agent’s sole discretion, to enforce any Intellectual Property (including any Grantor Intellectual Property Licenses), in which event such Grantor shall, at the request of the Administrative Agent, do any and all lawful acts and execute any and all documents required by the Administrative Agent in aid of such enforcement, and, to the extent that the Administrative Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to the extent deemed prudent in its reasonable business judgment as determined by such Grantor in good faith or in the ordinary course of business as generally conducted by it, to use commercially reasonable efforts, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees, to the extent deemed prudent in its reasonable business judgment as determined by such Grantor in good faith or in the ordinary course of business as generally conducted by it, to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) upon written demand from the Administrative Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Administrative Agent or such Administrative Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Administrative Agent such documents as are necessary, advisable or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Administrative Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

(iv) within five (5) Business Days after written notice from the Administrative Agent, each Grantor shall make available to the Administrative Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Administrative Agent may reasonably designate, by name, title or job responsibility, to permit such Administrative Agent to continue, directly or indirectly, to produce (or finish production of work-in-progress), use, manufacture, license or sublicense, package, process, deliver and/or Commercialize the Product and the Intellectual Property, Grantor Intellectual Property Licenses, the Regulatory Approvals and the Regulatory Documentation, or provide any services related to any Product, such persons to be available to perform their prior functions on the Administrative Agent’s behalf and to be compensated by the Administrative Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(v) the Administrative Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Administrative Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1)

all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.7 hereof; and

(2)

Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon without the Administrative Agent’s prior written consent.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Administrative Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Administrative Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Administrative Agent as aforesaid, subject to any disposition thereof that may have been made by the Administrative Agent; provided that after giving effect to such reassignment, the Administrative Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Administrative Agent granted hereunder, shall continue to be in full force and effect or, if necessary, reinstituted; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Administrative Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 7 and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, to the extent it has the right to do so, (i) an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to research, develop, use, manufacture, operate under, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located; and (ii) an exclusive license to use the Company’s Trademarks for CLOVIS or CLOVIS ONCOLOGY (“House Marks”), subject to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, solely to Commercialize or sell any Product during the continuance of an Event of Default, to the extent any Grantor has any right, title or interest, and in each case, subject to any licenses of Intellectual property granted by such Grantor to a non-Affiliate of such Grantor prior to the occurrence of the first Event of Default; notwithstanding the foregoing, the Company retains the right to use House Marks for other products and services during an Event of Default.

7.7 Cash Proceeds. If an Event of Default shall have occurred and be continuing, the rights of the Administrative Agent specified in Section 4.2 with respect to payments of Receivables and all other proceeds of any Collateral received by any Grantor consisting of cash, checks, instruments, financial assets, or other non-cash items (“Cash Proceeds”) shall be held by such Grantor in trust for the Administrative Agent, segregated from other funds and assets of such Grantor, and shall, forthwith upon receipt by such Grantor (and, in any event, within two (2) Business Days of receipt thereof), be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required) and deposited into the Administrative Agent’s Account; and any such Cash Proceeds received by the Administrative Agent (whether from a Grantor or otherwise) shall be applied by the Administrative Agent against the Secured Obligations in accordance with Section 7.2 hereof. Subject to Section 4.2, any Cash Proceeds received by the Administrative Agent (whether from a Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be held by the Administrative Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Administrative Agent, (A) be held by the Administrative Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Administrative Agent against the Secured Obligations then due and owing.

SECTION 8. [RESERVED].

SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF COMMITMENTS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Financing Agreement, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Financing Agreement, any Lender may assign or otherwise transfer its Commitments or Obligations held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations and the cancellation or termination of the Financing Agreement, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination, the Administrative Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement terminations to evidence such termination. Upon any disposition of property permitted by the Financing Agreement, the Liens granted herein shall be deemed to be automatically released with no further action on the part of any Person, with the Liens granted herein to attach to the proceeds thereof if, and to the extent, provided in the Financing Agreement. The Administrative Agent shall, at Grantor’s sole expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent, including financing statement amendments to evidence such release.

SECTION 10. STANDARD OF CARE; ADMINISTRATIVE AGENT MAY PERFORM.

The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Financing Agreement.

SECTION 11. MISCELLANEOUS.

11.1 Notices. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Financing Agreement.

11.2 No Waiver; Cumulative Remedies. No failure or delay on the part of the Administrative Agent or any Secured Party in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.3 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.4 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Administrative Agent, the Secured Parties and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Administrative Agent given in accordance with the Financing Agreement, assign any right, duty or obligation hereunder.

11.5 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Grantors and the Administrative Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

11.6 Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart. The words “execution,” “signed,” “signature” and words of like import in this Agreement shall be deemed to include electronic signatures (including in “.pdf” format) or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

11.7 Incorporation by Reference. SECTIONS 10.14 (APPLICABLE LAW), 10.15 (CONSENT TO JURISDICTION) and 10.16 (WAIVER OF JURY TRIAL) OF THE FINANCING AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE, MUTATIS MUTANDIS.

11.8 DIP Orders Control. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement are subject to the terms, covenants, conditions and provisions of the DIP Orders. In any event of any conflict between the terms of this Agreement and the DIP Orders, the terms of the DIP Orders shall govern and control.

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